EXHIBIT 10.1
EXECUTION COPY
$3,000,000,000
REVOLVING CREDIT AGREEMENT
dated as of
January 25, 2008
among
EATON CORPORATION,
The Banks Listed Herein
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
MORGAN STANLEY SENIOR FUNDING, INC.,
CITIGROUP GLOBAL MARKETS INC., AND
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers
and
Joint Book Managers
CITIBANK, N.A., AND
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent

(i)

(ii)

(iii)

Exhibit A	Election to Participate
Exhibit B	Election to Terminate
Exhibit C	Form of Note
Exhibit D	Form of Opinion of Company’s Counsel
Exhibit E	Form of Opinion of Eligible Subsidiary’s Counsel
Exhibit F	Assignment and Assumption
Exhibit G	MCR Cost

(iv)

REVOLVING CREDIT AGREEMENT
          REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of January 25, 2008, among EATON CORPORATION, an Ohio corporation, the lending institutions party hereto from time to time (the “Banks”) and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.
W I T N E S S E T H:
          WHEREAS, the Company desires to enter into the revolving credit facility provided herein to finance Acquisitions (as defined below) and as backstop for commercial paper issued to finance any such Acquisition.
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:
          “ABR” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Domestic Business Day), provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the ABR shall take effect at the time of such change in the ABR.
          “ABR Loan” means a Loan to be made by a Bank as an ABR Loan in accordance with the applicable Notice of Borrowing or pursuant to Article VIII.
          “Acquisition” means each of (i) the acquisition by the Company of 100% of the share capital of Moeller, or a parent company of Moeller, (ii) the acquisition by the Company through a tender offer or otherwise of the outstanding and issued shares of Phoenixtec (it being understood that (x) the acquisition by the Company through a tender offer of at least 51% of such shares shall be deemed to constitute one Acquisition and (y) the acquisition by the Company of the shares of Phoenixtec following the acquisition described in the preceding clause (x) shall be deemed to constitute a separate Acquisition) and/or (iii) any other acquisition by the Company or any Subsidiary of the assets of any business or the equity interests in any Person, provided that, in the case of any acquisition referred to in this clause (iii), such acquisition shall not be hostile or involve an Acquisition Target that is not in substantially the lines of business described in Section 5.4.
          “Acquisition Agreement” means each of (i) the Share Purchase Agreement dated as of December 21, 2007 between Green Beta S.à r.l. and the Company, as amended, (ii) the Share Purchase Agreement dated as of December 20, 2007 by and among Mr. Cheng, Shui-Chu and Ms. Wei, Chu-Mei and the Company, as amended and/or (iii) any other agreement, instrument or document providing for or evidencing an Acquisition.
          “Acquisition Target” means (i) Moeller, (ii) Phoenixtec and/or (iii) any other business or Person that is the subject of an Acquisition by the Company (or a Subsidiary of the Company).

          “Additional Interest Rate” has the meaning set forth in Section 2.8(b).
          “Additional Interest Ratio” has the meaning set forth in Section 2.8(b).
          “Adjusted Consolidated Net Worth” means at any date the sum, without duplication, of (i) the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries, (ii) their consolidated liability for post-retirement benefits other than pensions, (iii) the aggregate carrying value of any outstanding Qualifying Preferred Stock, all determined as of such date and (iv) the negative non-cash alternative minimum liability pension adjustments taken after October 31, 2002 in an aggregate amount not to exceed $500,000,000.
          “Administrative Agent” means MSSF in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.
          “Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
          “Agreed Currency” means Dollars and Euros.
          “Agreement” has the meaning set forth in the introductory paragraph hereof.
          “Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.
          “Applicable Lending Office” means, with respect to any Bank, (i) in the case of its ABR Loans, its Domestic Lending Office, (ii) in the case of its LIBOR Loans, its LIBOR Lending Office and (iii) in the case of its EURIBOR Loans or Euro Reference Rate Loans, its EURIBOR Lending Office.
          “Applicable Margin” means (i) 0.165% per annum for any day on which Level I Status exists, (ii) 0.210% per annum for any day on which Level II Status exists, (iii) 0.245% per annum for any day on which Level III Status exists, (iv) 0.270% per annum for any day on which Level IV Status exists and (v) 0.390% per annum on any day on which Level V Status exists. The parties agree that for purposes of determining what rating level status exists, (i) if the rating by Moody’s and the rating by S&P, referred to in the definitions relating to rating level status, differ by one level, then the applicable rating level status shall be based upon the higher of such ratings, (ii) if said rating by Moody’s and said rating by S&P differ by more than one level, then the applicable rating level status shall be one level lower than the rating level resulting from the higher of such ratings and (iii) during any period during which there is no such rating by either Moody’s or S&P, Level IV Status shall apply.
          “Assignee” has the meaning set forth in Section 11.6(c).
          “Assignment and Assumption” has the meaning set forth in Section 11.6(c).
          “Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 11.6(c), and their respective successors.
          “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multi-Employer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower” means the Company or the relevant Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing.
          “Borrowing” has the meaning set forth in Section 1.3.
          “CIP Regulations” has the meaning set forth in Section 7.12.
          “Closing Date” means the date on or after the Effective Date on which the Administrative Agent shall have received the documents specified in or pursuant to Section 3.1.
          “Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.9, 2.10 or 2.11 or reduced or increased (as applicable) from time to time pursuant to Section 11.6.
          “Commitment Reservation Notice” means a written notice delivered by the Company to the Administrative Agent, in connection with and not later than the date of consummation of an Acquisition, stating the Reserved Commitment Amount in respect of such Acquisition, as such notice may be updated pursuant to Section 5.1(i).
          “Company” means Eaton Corporation, an Ohio corporation, and its successors.
          “Company’s 2006 Form 10-K” means the Company’s annual report on Form 10-K for 2006, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
          “Company’s September 2007 Form 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2007, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
          “Compliance Certificate” has the meaning given to such term in Section 5.1(c).
          “Consolidated Capitalization” means at any date an amount equal to the sum of (i) Consolidated Debt at such date plus (ii) Adjusted Consolidated Net Worth at such date.
          “Consolidated Debt” means at any date the Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
          “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.
          “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property which has been acquired prior to such date or services which have been provided prior to such date, except trade accounts payable and accounts for services arising in the ordinary course of business and deferred compensation and other accruals or reserves (including post-retirement benefits) relating to the services of employees, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all obligations of others of the types referred to in clauses (i) and (ii) of this definition which are secured by a Lien on any asset of such Person, whether or not such Person has assumed such obligations, and (vi) all obligations of others of the types referred to in clauses (i) and (ii) of this definition which are Guaranteed by such Person; provided that the term “Debt” shall not include money borrowed against the cash surrender value of life insurance policies.
          “Debt Incurrence” means (a) the incurrence after the date hereof by the Company or any of its Subsidiaries of any Debt of the types referred to in clauses (i) and (ii) of the definition of the term “Debt”, excluding Debt incurred pursuant to this Agreement, and (b) a Revolving Facility Increase.
          “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Domestic Business Day of the date required to be funded hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Domestic Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Dollar Equivalent” means, with respect to any Borrowing denominated in an Agreed Currency other than Dollars, the amount of Dollars that would be required to purchase the amount of such Agreed Currency of such Borrowing on the date two Domestic Business Days prior to the date of such Borrowing (or, in the case of any determination made under Section 2.11(b), on the date of determination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Agreed Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Domestic Business Days later.
          “Dollars” or “$” means the lawful money of the United States.
          “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close, or are in fact closed in the state of New York.
          “Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Leading Office by notice to the Company and the Administrative Agent.
          “Eaton Worldwide” means Eaton Worldwide LLC, a Delaware limited liability company.
          “Effective Date” means the date this Agreement becomes effective in accordance with Section 11.9.
          “Election to Participate” means an Election to Participate substantially in the form of Exhibit A hereto.
          “Election to Terminate” means an Election to Terminate substantially in the form of Exhibit B hereto.
          “Eligible Subsidiary” means any Wholly-Owned Consolidated Subsidiary as to which an Election to Participate shall have been delivered to the Administrative Agent in accordance with Section 2.19(a) and as to which an Election to Terminate shall not have been delivered to the Administrative Agent.

          “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.
          “Equity Issuance” means (a) any issuance or sale by the Company or any of its Subsidiaries after the date hereof of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of the Company or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Company issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Company or any of its Subsidiaries or (b) the receipt by the Company or any of its Subsidiaries after the date hereof of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that “Equity Issuance” shall not include (x) any such issuance or sale by any Subsidiary of the Company to the Company or any Wholly-Owned Consolidated Subsidiary of the Company or (y) any capital contribution by the Company or any Wholly-Owned Consolidated Subsidiary of the Company to any Wholly-Owned Consolidated Subsidiary of the Company.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
          “ERISA Group” means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
          “EURIBO Rate” means, with respect to any EURIBOR Loan for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBO Rate (“BFEU EURIBOR”), as published on the Reuters “EURIBOR01” screen displaying EURIBO Rates (or other commercially available source providing quotations of BFEU EURIBOR designated by the Administrative Agent from time to time) at approximately 10:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, for deposits in Euros for a period equal to such Interest Period; provided that if the applicable screen shall no longer exist, “EURIBO Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which deposits in Euros approximately equal in principal amount to the related Borrowing and for a maturity comparable to such Interest Period are offered to Morgan Stanley’s London Branch in immediately available funds in the European interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period; provided, further, that “EURIBO Rate” for any Interest Period shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Exhibit G to reflect the MCR Cost.
          “EURIBOR Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its EURIBOR Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its EURIBOR Lending Office by notice to the Company and the Administrative Agent.
          “EURIBOR Loan” means a Loan to be made by a Bank as a EURIBOR Loan in Euros in accordance with the applicable Notice of Borrowing.

          “Euro” and “€” means the single currency unit of the member states of the European Community that adopt or have adopted that currency unit as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
          “Euro Reference Rate” means, for any day, the rate per annum which is the average of the rates quoted at approximately 10:00 a.m., London time, to leading banks in the European interbank market by the Reference Lenders for the offering of overnight deposits in Euros, as determined by the Administrative Agent. Each change in any interest rate provided for herein based upon the Euro Reference Rate resulting from a change in the Euro Reference Rate shall take effect at the time of such change in the Euro Reference Rate.
          “Euro Reference Rate Loan” means any Loan bearing interest at the Euro Reference Rate.
          “Event of Default” has the meaning set forth in Section 6.1.
          “Facility Fee Rate” has the meaning set forth in Section 2.8(a).
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of an Agreed Currency that would be required to purchase such amount of Dollars on the date two Domestic Business Days prior to the relevant date of determination, based upon the spot selling rate at which the Administrative Agent offers to sell Dollars for such Agreed Currency in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.
          “GAAP” means generally accepted United States accounting principles as in effect from time to time.
          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) assuring in any other manner the obligee of such Debt of the payment thereof or protecting such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) any other obligation described in the foregoing definition if the related Debt does not exceed $1,000,000 in the case of any single obligation excluded pursuant to this clause (b) or $10,000,000 in the aggregate for all obligations excluded pursuant to this clause (b). The term “Guarantee” used as a verb has a corresponding meaning.

          “Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.
          “Indemnitee” has the meaning set forth in Section 11.3(b).
          “Information Documents” means the Company’s 2006 Form 10-K and the Company’s September 2007 Form 10-Q.
          “Insignificant Subsidiaries” means any one or more Subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
          “Interest Period” means: (a) with respect to any LIBOR Loan or EURIBOR Loan, (i) initially, the period commencing on the date of such Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three London Business Days or TARGET Days, as applicable, prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
          (A) if any Interest Period would otherwise end on a day that is not a London Business Day or TARGET Day, as applicable, such Interest Period shall be extended to the next succeeding London Business Day or TARGET Day, as applicable, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding London Business Day or TARGET Day, as applicable;
          (B) a Borrower may not select an Interest Period that would extend beyond the Termination Date;
          (C) any Interest Period that begins on the last London Business Day or TARGET Day, as applicable, of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last London Business Day or TARGET Day, as applicable, of a calendar month; and
          (D) each Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan or EURIBOR Loan during an Interest Period for such Loan; and
          (b) with respect to each ABR Loan, (i) initially, the period commencing on the date of such Loan and ending on the last Domestic Business Day of the earliest of the months of March, June, September and December thereafter; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last Domestic Business Day of the earliest of the months of March, June, September and December thereafter; provided that any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

          “Joint Lead Arrangers” means, collectively, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., each a “Joint Lead Arranger.”
          “Level I Status” exists on any date if, at such date, the Company’s outstanding senior unsecured long-term debt securities are rated A+ or an equivalent rating or higher by S&P or A1 or an equivalent rating or higher by Moody’s (subject to the definition of “Applicable Margin”).
          “Level II Status” exists on any date if, at such date, (i) the Company’s outstanding senior unsecured long-term debt securities are rated A or an equivalent rating or higher by S&P or A2 or an equivalent rating or higher by Moody’s and (ii) Level I Status does not exist on such date (subject to the definition of “Applicable Margin”).
          “Level III Status” exists on any date if, at such date, (i) the Company’s outstanding senior unsecured long-term debt securities are rated A- or an equivalent rating or higher by S&P or A3 or an equivalent rating or higher by Moody’s and (ii) neither Level I Status nor Level II Status exists on such date (subject to the definition of “Applicable Margin”).
          “Level IV Status” exists on any date if, at such date, (i) the Company’s outstanding senior unsecured long-term debt securities are rated BBB+ or an equivalent rating or higher by S&P or Baa1 or an equivalent rating or higher by Moody’s and (ii) none of Level I Status, Level II Status nor Level III Status exists on such date (subject to the definition of “Applicable Margin”).
          “Level V Status” exists on any date if none of Level I Status, Level II Status, Level III Status or Level IV Status exists on such date.
          “LIBO Rate” means, with respect to any LIBOR Loan in an Agreed Currency other than Euros for any Interest Period, the rate per annum equal to the British Bankers Association LIBO Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., (London time), two London Business Days prior to the commencement of such Interest Period, for deposits in such Agreed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in such Agreed Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Morgan Stanley’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Business Days prior to the commencement of such Interest Period. The “LIBO Rate” for any Interest Period shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Exhibit G to reflect the MCR Cost.
          “LIBOR Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its LIBOR Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its LIBOR Lending Office by notice to the Company and the Administrative Agent.
          “LIBOR Loan” means a Loan to be made by a Bank as a LIBOR Loan in Dollars in accordance with the applicable Notice of Borrowing.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset; provided that the term “Lien” shall not include (i) title defects, easements, encroachments, encumbrances or rights-of-way or (ii) any mortgage, lien, pledge, charge or security interest on or in any assets of a Subsidiary securing only indebtedness owed by such Subsidiary to the Company or to one or more Wholly-Owned Consolidated Subsidiaries. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
          “Loan” means an ABR Loan, a LIBOR Loan, a EURIBOR Loan or a Euro Reference Rate Loan and “Loans” means ABR Loans, LIBOR Loans, EURIBOR Loans or Euro Reference Rate Loans or any combination of the foregoing.
          “London Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
          “Majority Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments at such time or, if the Commitments shall have been terminated, holding Loans evidencing more than 50% of the aggregate unpaid principal amount of the Loans at such time, provided that the Commitment of, and the portion of the aggregate unpaid principal amount of the Loans held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.
          “Margin Stock” means margin stock within the meaning of Regulation U.
          “Material” means material in relation to the Company and its Consolidated Subsidiaries, taken as a whole (treating, when used on the occasion of the consummation of any Acquisition, the related Acquisition Target and its Subsidiaries as if they were Subsidiaries of the Company).
          “Material Adverse Effect” means any material adverse effect upon the condition (financial or otherwise), results of operations, assets, liabilities, business, operations, prospects, capitalization or shareholders’ equity of the Company and its Consolidated Subsidiaries, taken as a whole (treating, when used on the occasion of the consummation of any Acquisition, the related Acquisition Target and its Subsidiaries as if they were Subsidiaries of the Company).
          “Material Debt” means Debt (other than the Loans) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.
          “Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.
          “MCR Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Exhibit G.
          “Moeller” means Moeller Holding GmbH, a German limited liability company.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Morgan Stanley” means Morgan Stanley Bank and its successors.
          “MSSF” means Morgan Stanley Senior Funding, Inc. and its successors.
          “Multi-Employer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

          “Net Cash Proceeds” means (a) in the case of any Equity Issuance, the aggregate amount of all cash received by the Company and its Subsidiaries in respect of such Equity Issuance net of reasonable expenses incurred by the Company and its Subsidiaries in connection therewith, and (b) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Company and its Subsidiaries in respect of such Debt Incurrence, net of reasonable expenses incurred by the Company and its Subsidiaries in connection therewith, or, if such Debt Incurrence consists of a Revolving Facility Increase, the amount (if any) by which the resulting Revolving Facility Amount exceeds $1,500,000,000 (or, if a Revolving Facility Increase shall have previously occurred such that the resulting Revolving Facility Amount exceeded $1,500,000,000, the amount by which the resulting Revolving Facility Amount exceeds the Revolving Facility Amount immediately prior to giving effect to such Revolving Facility Increase), provided that, for purposes of determining the Net Cash Proceeds with respect to (i) any commercial paper issued by the Company or any of its Subsidiaries to finance an Acquisition, (x) “Net Cash Proceeds” shall not include any amounts relating to any Revolving Facility Increase relating to any such issuance and (y) the “Net Cash Proceeds” for such issuance shall be reduced by any Reserved Commitment Amount in respect of such Acquisition and (ii) “Net Cash Proceeds” shall not include the proceeds from any commercial paper of the Company and its Subsidiaries up to an aggregate principal amount not exceeding $1,500,000,000 at any time outstanding.
          “Notes” means promissory notes of a Borrower, substantially in the form of Exhibit C hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
          “Notice of Borrowing” has the meaning set forth in Section 2.2.
          “Parent” means, with respect to any Bank, any Person controlling such Bank.
          “Participant” has the meaning set forth in Section 11.6(b).
          “Participation Fee” has the meaning set forth in Section 2.8(c).
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Phoenixtec” means Phoenixtec Power Co., Ltd., a Taiwanese company.
          “Plan” means at any time an employee pension benefit plan (other than a Multi-Employer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) for purposes of the imposition of liability under Section 4069 of ERISA, has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
          “Qualifying Preferred Stock” means any preferred stock of the Company, if and to the extent that the terms of such preferred stock do not provide for any redemption, repurchase or other acquisition thereof (except a redemption, repurchase or other acquisition thereof at the option of the Company) prior to the date which is 30 days after the Termination Date.

          “Reference Lenders” shall be two Banks designated from time to time by the Administrative Agent in consultation with the Company. The initial Reference Lenders are Citibank, N.A. and JPMorgan Chase Bank, N.A.
          “Regulations T, U and X” means Regulations T, U and X issued by the Board, as in effect from time to time.
          “Required Banks” means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Loans evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans; provided that the Commitment of, and the portion of the aggregate unpaid principal amount of the Loans held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
          “Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
          “Reserved Commitment Amount” means the aggregate amount of the Commitments stated in a Commitment Reservation Notice to be reserved (pro rata, as among the Commitments) to backstop commercial paper issued by the Company to finance an Acquisition.
          “Revolving Credit Period” means the period from and including the Closing Date to and including the Termination Date.
          “Revolving Facility” means a revolving or delayed-draw credit facility to which the Company or any of its Subsidiaries is a party, provided that “Revolving Facility” shall not include this Agreement.
          “Revolving Facility Amount” means the aggregate amount of the commitments under the Revolving Facilities.
          “Revolving Facility Increase” means any increase after the date hereof of the Revolving Facility Amount.
          “S&P” means Standard & Poor’s Corporation.
          “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company (or, if such term is used with reference to any other Person, by such other Person).
          “Substitute Banks” has the meaning set forth in Section 8.6.
          “TARGET Day” shall mean any Domestic Business Day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in Euros.
          “Termination Date” means the date which is the earlier of (i) January 23, 2009 and (ii) 364 days after the Effective Date (or, if such day is not a London Business Day, the next preceding London Business Day).

          “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
          “United States” means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.
          “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001.
          “Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.
          SECTION 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Article V for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.
          SECTION 1.3 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to a single Borrower pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “LIBOR Borrowing” is a Borrowing comprised of LIBOR Loans, a “EURIBOR Borrowing” is a Borrowing comprised of EURIBOR Loans, an “ABR Borrowing” is a Borrowing comprised of ABR Loans, and a “Euro Reference Rate Borrowing” is a Borrowing comprised of Euro Reference Rate Loans).
          SECTION 1.4 Basis for Ratings. The credit ratings to be utilized in the determination of a Level I Status, Level II Status, Level III Status, or Level IV Status are the ratings assigned to unsecured obligations of the Company without third-party credit support. Ratings assigned to any obligation which is secured or which has the benefit of third-party credit support shall be disregarded.
          SECTION 1.5 Currencies; Currency Equivalents. Except as provided in Section 2.11(b), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Commitments and (ii) the aggregate outstanding principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in an Agreed Currency other than Dollars shall be deemed to be the Dollar Equivalent of the amount of such Borrowing determined as of the date of such Borrowing. Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Agreed Currency other than Dollars, such amount shall be the Foreign Currency Equivalent of such Agreed Currency.

ARTICLE II
THE CREDITS
          SECTION 2.1 Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Agreed Currencies to the Company or any Eligible Subsidiary pursuant to this Section 2.1 from time to time during the Revolving Credit Period; provided that the aggregate principal amount of Loans by such Bank at any one time outstanding to all Borrowers shall not exceed the amount of its Commitment, and the aggregate principal amount of Loans at any one time outstanding to all Borrowers shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section 2.1 shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(c)), shall be of the same Agreed Currency and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrowers may borrow under this Section 2.1, repay, or to the extent permitted or required by Section 2.11 prepay, Loans and reborrow at any time during the Revolving Credit Period under this Section 2.1. Notwithstanding the foregoing, no more than six (6) Borrowings shall be outstanding at any one time.
          SECTION 2.2 Notice of Borrowing. The relevant Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) before 10:00 a.m. (New York time) on (x) the date of each ABR Borrowing and Euro Reference Rate Borrowing, (y) the third London Business Day before each LIBOR Borrowing and (z) the third TARGET Day before each EURIBOR Borrowing, in each case specifying:
     (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of an ABR Borrowing, a London Business Day in the case of a LIBOR Borrowing or a TARGET Day in the case of a EURIBOR Borrowing,
     (ii) the aggregate amount of such Borrowing,
     (iii) the applicable Agreed Currency for such Borrowing,
     (iv) whether the Loans comprising such Borrowing are to be (a) ABR Loans or LIBOR Loans, if such Borrowing is to be in an Agreed Currency other than Euros, or (b) EURIBOR Loans, if such Borrowing is to be in Euros,
     (v) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and
     (vi) whether the proceeds of such Borrowing are to be used to (x) finance an Acquisition or (y) refinance commercial paper (and, in the case of this clause (y), such Borrowing shall be deemed to utilize Reserved Commitment Amounts in an amount equal to the amount of such Borrowing).
          SECTION 2.3 Borrowings by Eaton Worldwide. The Company agrees that, in the event that Eaton Worldwide becomes an Eligible Subsidiary, makes a Borrowing and such Borrowing is not repaid within ninety (90) days of the date thereof, then as of the close of business (New York time) on such ninetieth day (or, if such ninetieth day is not a Domestic Business Day, on the immediately preceding Domestic Business Day) (i) the Company shall, automatically and without any action on the part of the Company, Worldwide or any other Person, assume and agree to pay and perform all of the obligations of Eaton Worldwide in respect of such Borrowing and shall be deemed to be the “Borrower” for all purposes hereunder with respect to such Borrowing and (ii) thereupon Eaton Worldwide shall cease to be liable in respect thereof.

          SECTION 2.4 Notice to Banks; Funding of Loans.
          (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the relevant Borrower.
          (b) Not later than 12:00 Noon (New York time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section 2.4) make available its share of such Borrowing in immediately available funds of the applicable Agreed Currency to the Administrative Agent at (i) in the case of Loans denominated in Dollars, Account Name: MSSFI USD at Citibank, N.A., New York, New York, 10043, ABA #021000089, Account #406-99-776, Reference: Eaton Corp., and (ii) in the case of Loans denominated in Euros, Account Name: MSSFI EUR at Banques Paribas, PARBFRPP (relating to Morgan Stanley Senior Funding MSNYUS33), Account #001000-0000-46961A, Reference: Eaton Corp. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the relevant Borrower at the Administrative Agent’s aforesaid address in immediately available funds.
          (c) If any Bank makes a new Loan to a Borrower hereunder on a day on which such Borrower is to repay all or any part of an outstanding Loan in the same Agreed Currency from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed by such Borrower and the amount being repaid by it shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by such Borrower to the Administrative Agent as provided in Section 2.13, as the case may be.
          (d) Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.
          SECTION 2.5 Notes. Upon the request of a Bank, the Loans of such Bank to each Borrower shall be evidenced by a single Note of such Borrower payable to the order of such Bank for the account of its Applicable Lending Office. Each Bank shall record the date, amount, type and maturity of each Loan made by it to each Borrower and the date and amount of each payment of principal made with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of any of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan to the relevant Borrower then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by each Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

          SECTION 2.6 Maturity of Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Bank each Loan included in any Borrowing by such Borrower, and the principal amount of each such Loan shall be due and payable, on the Termination Date.
          SECTION 2.7 Interest Rates.
          (a) Each ABR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the ABR for such day. Such interest shall be payable for each Interest Period on the last day thereof.
          (b) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day in the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the LIBO Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
          (c) Each Euro Reference Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Euro Reference Rate for such day. Such interest shall be payable on the last TARGET Day of each calendar month.
          (d) Each EURIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day in the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the EURIBO Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
          (e) Any overdue principal of or interest on any ABR Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to ABR Loans for such day. Any overdue principal of or interest on any LIBOR Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the sum of the Applicable Margin for such day plus the LIBO Rate applicable to such Loan (or, if the circumstances described in clause (a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to ABR Loans for such day). Any overdue principal of or interest on any Euro Reference Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Euro Reference Rate Loans for such day. Any overdue principal of or interest on any EURIBOR Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the sum of the Applicable Margin for such day plus the EURIBO Rate applicable to such Loan (or, if the circumstances described in clause (a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 2% plus the Euro Reference Rate for such day).
          (f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the relevant Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
          SECTION 2.8 Fees.
          (a) Facility Fee. The Company shall pay to the Administrative Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate. Such facility fee shall accrue (i) for each day from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the aggregate amount of the Commitments (whether used or unused) as in effect on such day and (ii) for each day from and including such Termination Date or other date of termination to but excluding the date the Loans shall be repaid in their entirety, on the aggregate outstanding principal amount of the Loans on such day. Accrued fees under this subsection (a) shall be payable quarterly in arrears on the last Domestic Business Day of each March, June, September and December and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).
          “Facility Fee Rate” means (i) 0.035% per annum for any day on which Level I Status exists, (ii) 0.040% per annum for any day on which Level II Status exists, (iii) 0.055% per annum for any day on which Level III Status exists, (iv) 0.080% per annum for any day on which Level IV Status exists and (v) 0.110% per annum for any day on which Level V Status exists.
          (b) Additional Interest. The Company shall pay to the Administrative Agent for the account of the Banks ratably additional interest on the outstanding principal amount of the Loans, for each day on which the Additional Interest Ratio exceeds 0.50, at a rate per annum equal to the Additional Interest Rate, payable quarterly in arrears on the last Domestic Business Day of each March, June, September and December and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).
          “Additional Interest Rate” means (i) 0.050% per annum for any day on which Level I Status exists, (ii) 0.050% per annum for any day on which Level II Status exists, (iii) 0.050% per annum for any day on which Level III Status exists, (iv) 0.100% per annum for any day on which Level IV Status exists and (v) 0.100% per annum for any day on which Level V Status exists.
          “Additional Interest Ratio” means, at any time, the ratio of (i) the aggregate outstanding principal amount of the Loans at such time to (ii) the aggregate amount of the Commitments at such time.
          (c) Participation Fee. The Company shall pay to the Administrative Agent for the account of each Bank a participation fee in the amount and at the time separately agreed upon by the Company and the Joint Lead Arrangers.
          SECTION 2.9 Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000 the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans. Once reduced or terminated, the Commitments may not be reinstated. The Administrative Agent shall provide each Bank with prompt notice of any reduction or termination of the Commitments.
          SECTION 2.10 Mandatory Termination or Reduction of Commitments.
          (a) Termination of Unused Commitments on May 31, 2008. The unused Commitments (other than the aggregate Reserved Commitment Amount) shall automatically terminate at 5:00 p.m. (New York time) on May 31, 2008.
          (b) Termination of All Commitments on Termination Date. The Commitments (including any Reserved Commitment Amount) shall automatically terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

          SECTION 2.11 Prepayment of Loans.
          (a) Optional Prepayments. The relevant Borrower may, upon notice to the Administrative Agent as provided in clause (c) below, prepay any Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.
          (b) Mandatory Prepayments.
          (i) Exchange Rate Fluctuations. On the first Domestic Business Day of each calendar month (or at such other times as the Majority Banks may request (but, in the case of any such request from the Majority Banks, not more frequently than once in any rolling three month period)), the Administrative Agent shall determine the aggregate outstanding principal amount of the Loans. For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in any Agreed Currency other than Dollars shall be deemed to be the Dollar Equivalent thereof as of the relevant determination date. Upon making such determination, the Administrative Agent shall promptly notify the Banks and the Company thereof and, if on the date of such determination the aggregate outstanding principal amount of the Loans exceeds 105% of the aggregate amount of the Commitments as then in effect, then the Borrowers shall within three Domestic Business Days of its receipt of such notice prepay the Loans in such amounts as shall be necessary so that after giving effect thereto the aggregate outstanding principal amount of the Loans (determined as provided above) does not exceed 105% of the aggregate amount of the Commitments as then in effect.
          (ii) Equity Issuances and Debt Incurrences. Upon any Equity Issuance or Debt Incurrence, the Borrowers shall prepay the Loans, and/or the Commitments shall be subject to automatic permanent reduction, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof, such prepayment and reduction to be effected in each case within three Domestic Business Days of such Equity Issuance or Debt Incurrence (or, if the proceeds of such Equity Issuance or Debt Incurrence are to be used to repay commercial paper issued to finance an Acquisition, within seven Domestic Business Days of such Equity Issuance or Debt Incurrence) by, first, permanently reducing the aggregate amount of the Commitments as then in effect and, second, to the extent that, after giving effect to such reduction, the aggregate outstanding principal amount of the Loans would exceed the aggregate amount of the Commitments, prepaying the Loans in an aggregate amount equal to such excess. For the purpose of the foregoing determination, the outstanding principal amount of any Loan that is denominated in any Agreed Currency other than Dollars shall be deemed to be the Dollar Equivalent thereof as of the relevant determination date.
          (c) Notices, Etc. Prepayments pursuant to this Section 2.11 shall be made upon (x) same day’s notice to the Administrative Agent, with respect to any prepayment of an ABR Borrowing or an Euro Reference Rate Borrowing, (y) at least three London Business Days’ notice to the Administrative Agent, with respect to any prepayment of an LIBOR Borrowing and (z) at least three TARGET Days’ notice to the Administrative Agent, with respect to any prepayment of a EURIBOR Borrowing. Each such prepayment shall be applied to prepay ratably the Loans of the Banks included in the relevant Borrowing. In connection with any such prepayment of a LIBOR Borrowing or a EURIBOR Borrowing, the Company shall reimburse the Banks for funding losses as provided in Section 2.14. Upon receipt of a notice of prepayment pursuant to this clause (c), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable.

          SECTION 2.12 Conversion and Continuation Options.
          (a) The Company (on its behalf and on behalf of any other Borrower) may elect from time to time to convert LIBOR Loans to ABR Loans by giving the Administrative Agent at least two Domestic Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Company (on its behalf and on behalf of any other Borrower) may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Administrative Agent at least three London Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Banks have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof.
          (b) Any LIBOR Loan or EURIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company (on its behalf and on behalf of any other Borrower) giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and Section 2.2, of the length of the next Interest Period to be applicable to such Loans, provided that no such Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Banks have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso any such LIBOR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and any such EURIBOR Loans shall be automatically converted to Euro Reference Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof.
          SECTION 2.13 General Provisions as to Payments.
          (a) The Borrowers shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without deduction, set-off, defense, recoupment or counterclaim, not later than 12:00 Noon (New York time) on the date when due, in immediately available funds to the Administrative Agent at its address specified in or pursuant to Section 11.1. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the ABR Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day, unless such Domestic Business Day occurs after the Termination Date, in which case the date for payment then shall be the next preceding Domestic Business Day. Whenever any payment of principal of, or interest on, the LIBOR Loans shall be due on a day which is not a London Business Day, the date for payment thereof shall be extended to the next succeeding London Business Day unless such London Business Day falls in another calendar month, or occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding London Business Day. Whenever any payment of principal of, or interest on, the EURIBOR Loans or Euro Reference Rate Loans shall be due on a day which is not a TARGET Day, the date for payment thereof shall be extended to the next succeeding TARGET Day unless such TARGET Day falls in another calendar month, or occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding TARGET Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. All amounts owing under this Agreement (excluding principal of, and interest on, any Loan denominated in an Agreed Currency other than Dollars or payments relating to any such Loan required under Section 2.14, which are payable in such Agreed Currency) are payable in Dollars.

          (b) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate or, if such amount relates to a EURIBOR Borrowing, at the Euro Reference Rate.
          SECTION 2.14 Funding Losses. If (i) a Borrower makes any payment of principal with respect to any LIBOR Loan or EURIBOR Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, (ii) a Borrower fails to borrow any LIBOR Loan or EURIBOR Loan after notice has been given to any Bank in accordance with Section 2.4(a) or fails to prepay in accordance with a notice of prepayment under Section 2.11 or (iii) the Company requires a Bank to assign its rights with respect to any LIBOR Loan or EURIBOR Loan to a Substitute Bank pursuant to Section 8.6 on any day other than the last day of the Interest Period applicable thereto, the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment, failure to borrow or required assignment, provided that such Bank shall have delivered to the Company a certificate setting forth the amount of such loss or expense and showing in reasonable detail how such amount was calculated, which certificate shall be conclusive in the absence of manifest error.
          SECTION 2.15 Computation of Interest and Fees. Interest based on any “Prime Lending Rate” or the Federal Funds Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
          SECTION 2.16 Regulation D Compensation. Each Bank may require each Borrower to pay, contemporaneously with each payment of interest on LIBOR Loans or EURIBOR Loans made to such Borrower, additional interest on the relevant LIBOR Loan or EURIBOR Loan of such Bank to such Borrower at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable LIBO Rate or EURIBOR Rate divided by (B) one minus the Reserve Percentage over (ii) the applicable LIBO Rate or EURIBOR Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify such Borrower and the Administrative Agent, in which case such additional interest on the LIBOR Loans or EURIBOR Loans of such Bank to such Borrower shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three London Business Days or TARGET Days, as applicable, after the giving of such notice and (y) shall notify such Borrower, at least five London Business Days or TARGET Days, as applicable, prior to each date on which interest is payable on LIBOR Loans or EURIBOR Loans made to such Borrower, of the amount then due to such Bank under this Section 2.16. Each Bank confirms that, as of the date hereof, the Reserve Percentage is zero.
          SECTION 2.17 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder or under any of the Notes in an Agreed Currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Agreed Currency with such other currency at the Administrative Agent’s office on the Domestic Business Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Bank or the Administrative

Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than an Agreed Currency, be discharged only to the extent that, on the Domestic Business Day following receipt by such Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase such Agreed Currency with such other currency. If the amount of an Agreed Currency so purchased is less than the sum originally due to such Bank or the Administrative Agent, as the case may be, in such Agreed Currency, the Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to jointly and severally indemnify such Bank or the Administrative Agent, as the case may be, against such loss, and if the amount of such Agreed Currency so purchased exceeds the sum of (a) the amount originally due to such Bank or the Administrative Agent, as the case may be, and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 11.4, such Bank or the Administrative Agent, as the case may be, agrees to remit such excess to the relevant Borrower.
          SECTION 2.18 Foreign Subsidiary Costs.
          (a) If the cost to any Bank of making or maintaining any Loan to an Eligible Subsidiary is increased, or the amount of any sum received or receivable by any Bank (or its Applicable Lending Office) is reduced by an amount deemed by such Bank to be material, by reason of the fact that such Eligible Subsidiary is incorporated in or organized under the laws of, or conducts business in, a jurisdiction outside the United States, such Eligible Subsidiary shall indemnify such Bank for such increased cost or reduction within 15 days after demand by such Bank (with a copy of such demand being delivered to the Administrative Agent). A certificate of such Bank, claiming compensation under this subsection (a), setting forth the additional amount or amounts to be paid to it hereunder and showing in reasonable detail how such amount or amounts were calculated, shall be conclusive in the absence of manifest error.
          (b) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge that will entitle such Bank to additional interest or payments pursuant to subsection (a) of this Section 2.18 and will designate a different Applicable Lending Office if, in the judgment of such Bank, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Bank.
          SECTION 2.19 Eligible Subsidiaries.
          (a) The Company may from time to time upon not less than five (5) Domestic Business Days notice cause any Wholly-Owned Consolidated Subsidiary to become eligible to borrow under Section 2.1 by delivering to the Administrative Agent an Election to Participate with respect to such Subsidiary. Following the delivery of an Election to Participate, if such election obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. The eligibility of any such Subsidiary to borrow under said Sections shall terminate when the Administrative Agent receives an Election to Terminate with respect to such Subsidiary. Each Election to Participate delivered to the Administrative Agent shall be duly executed on behalf of the relevant Subsidiary and the Company, and each Election to Terminate delivered to the Administrative Agent shall be duly executed on behalf of the Company, in such number of copies as the Administrative Agent may request. The delivery of an Election to Terminate shall not affect any obligation of the relevant Subsidiary theretofore incurred. The Administrative Agent shall promptly (i) give notice to the Banks of its receipt of any

Election to Participate or Election to Terminate and (ii) provide such Election to Participate or Election to Terminate to each Bank.
          If the Company shall deliver an Election to Participate with respect to any Subsidiary not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Bank to act as the Bank in respect of such Eligible Subsidiary (and such Bank shall, to the extent of Loans made to such Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such Affiliate in compliance with the provisions of Section 11.6; provided that such Bank shall have delivered to the Administrative Agent an Assignment and Assumption with respect to such deemed assignment).
          (b) If (i) an Eligible Subsidiary at any time ceases to be an Eligible Subsidiary (by reason of an Election to Terminate being delivered to the Administrative Agent, by reason of such Subsidiary no longer being a Wholly-Owned Consolidated Subsidiary or otherwise) or (ii) an Event of Default specified in Section 6.1(g) or 6.1(h) occurs with respect to an Eligible Subsidiary:
     (x) the Banks will have no obligation to make any further Loans to such Subsidiary, and
     (y) the Company will inform each Bank of the relevant event described in clause (i) or (ii) of this subsection (b) within 3 Domestic Business Days after it occurs and, within 30 days after being requested to do so by any Bank, will purchase from such Bank its outstanding Loans to the relevant Subsidiary at a price equal to the unpaid principal amount of such Loans plus interest accrued thereon to the date of such purchase and, if such purchase does not occur on the last day of an Interest Period, an amount sufficient to reimburse such Bank for any funding losses, calculated as provided in Section 2.14 as if such Loans had been prepaid on the date of such purchase.
          SECTION 2.20 Pro Rata Treatment. Except to the extent otherwise expressly provided herein, (a) the Loans shall be made, and any reduction of Commitments shall be made, pro rata according to the respective amounts of the Commitments; (b) each payment or prepayment of principal of the Loans shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of such Loans held by them; and (c) each payment of interest on the Loans shall be made for account of the Banks pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.
ARTICLE III
CONDITIONS
          SECTION 3.1 Closing. The closing hereunder shall occur upon receipt by the Administrative Agent of the following documents, each dated the Closing Date unless otherwise indicated, and each in form and substance satisfactory to the Administrative Agent:
          (a) an originally executed counterpart of this Agreement (the Company acknowledging that, within 30 days of the Closing Date, it will further deliver executed counterparts of this Agreement to the Administrative Agent, sufficient in number for distribution to each Bank and the Company);
          (b) an opinion of Thompson Hine LLP, substantially in the form of Exhibit D hereto;
          (c) certified copies of (x) the articles of incorporation and amended regulations of the Company, (y) corporate resolutions evidencing the authority for and the validity of this Agreement, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes;

          (d) a secretary’s certificate of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder;
          (e) a certificate from the Secretary of State of the State of Ohio dated a date reasonably close to the Closing Date as to the good standing of and organizational documents filed by the Company;
          (f) an officer’s certificate of the Company certifying that (i) no Default or Event of Default as of the Closing Date has occurred and is continuing, and (ii) the representations and warranties contained in Article IV are true and correct on and as of the Closing Date as if made on and as of such date;
          (g) a certified copy of each Acquisition Agreement related to any Acquisition referred to in clauses (i) and (ii) of the definition of “Acquisition”, together with any amendment, waiver or other modification thereto, which, in the case of any such material amendment, waiver or other modification, shall be in form and substance reasonably satisfactory to the Banks; and
          (h) such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or any Bank may, through the Administrative Agent, reasonably request;
          The Administrative Agent shall promptly notify the Company and the Banks of the occurrence of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. Without limiting the generality of Section 7.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.
          SECTION 3.2 Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
          (a) the fact that the Closing Date shall have occurred on or before March 31, 2008;
          (b) receipt (or deemed receipt) by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;
          (c) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;
          (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and
          (e) the fact that (i) the representations and warranties of the Company contained in this Agreement shall be true on and as of the date of such Borrowing and (ii) if the Borrower is an Eligible Subsidiary, the representations and warranties of such Eligible Subsidiary contained in this Agreement shall be true on and as of the date of such Borrowing, except that this clause (e) shall not apply to (x) the representation and warranty set forth in Section 4.12 and (y) to the extent such Borrowing is to utilize Reserved Commitment Amounts, the representation and warranty set forth in Section 4.4(c).

          Each Borrowing hereunder shall be deemed to be a representation and warranty by the relevant Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d) and (e) of this Section 3.2.
          SECTION 3.3 First Borrowing by Each Eligible Subsidiary. The obligation of each Bank to make a Loan on the occasion of the first Borrowing by each Eligible Subsidiary is subject to the satisfaction of the following further conditions:
          (a) receipt by the Administrative Agent of one or more opinions of counsel for such Eligible Subsidiary acceptable to the Administrative Agent, which taken together cover the matters set forth in Exhibit E hereto; and
          (b) receipt by the Administrative Agent of all documents which it may reasonably request relating to (i) the existence of such Eligible Subsidiary, (ii) the corporate or partnership authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary (including, without limitation, a process agent acceptance letter for any foreign Eligible Subsidiary) and (iii) the corporate authorization by the board of directors of the Company of the guaranty set forth in Article X hereof with respect to such Eligible Subsidiary, in each case in form and substance satisfactory to the Administrative Agent.
          Each opinion referred to in clause (b) above shall be dated no more than five London Business Days or TARGET Days, as applicable, before the date of the first Borrowing by such Eligible Subsidiary.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants that:
          SECTION 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio, and has all corporate powers and all Material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
          SECTION 4.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement, its Notes and each Acquisition Agreement to which it is a party are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the amended articles of incorporation or amended regulations of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.
          SECTION 4.3 Binding Effect. This Agreement and each Acquisition Agreement to which it is a party constitutes a valid and binding agreement of the Company and the Company’s Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company, in each case enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

          SECTION 4.4 Financial Information; No Material Adverse Change.
          (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Company’s 2006 Form 10-K Report, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
          (b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2007 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the nine months then ended, set forth in the Company’s quarterly report for the fiscal quarter ended September 30, 2007 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, on a basis consistent with the financial statements referred to in subsection (a) of this Section 4.4, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).
          (c) Except with respect to matters disclosed in any Form 8-K filed with or furnished to the Securities and Exchange Commission by the Company prior to the date hereof, since December 31, 2006 there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Consolidated Subsidiaries (treating, for purposes of making this representation on the occasion of the consummation of any Acquisition, the related Acquisition Target and its Subsidiaries as if they were Subsidiaries of the Company), considered as a whole.
          SECTION 4.5 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect or an adverse effect on the rights or remedies of the Administrative Agent or the Banks under this Agreement or the Notes or which in any manner draws into question the validity of this Agreement or the Notes.
          SECTION 4.6 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except to the extent that non-fulfillment or non-compliance could not reasonably be expected to result in a Material Adverse Effect. The members of the ERISA Group have not (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, except for waivers of amounts not exceeding $25,000,000 in the aggregate, (ii) failed to make any contribution or payment to any Plan or Multi-Employer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code to secure a liability in excess of $25,000,000 or (iii) incurred any liability in excess of $25,000,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
          SECTION 4.7 Environmental Matters. The Company regularly reviews those contingencies known to it with respect to which there is a reasonable possibility that Environmental Laws may have a foreseeable adverse effect on the business, operations and properties of the Company and its Subsidiaries. In the course of such reviews it identifies and evaluates associated liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned, capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, related constraints on operating activities, including the periodic or permanent shutdown of a facility or reduction in the level of or change in the nature of operations conducted thereat, costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and actual or potential liabilities to third parties, including employees, and related costs and expenses). On the basis of such reviews, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect other than as disclosed in the Information Documents.
          SECTION 4.8 Taxes. All income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2004. The Company and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except any such assessment that is being contested by the Company or any Subsidiary in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.
          SECTION 4.9 Subsidiaries. All of the Company’s Subsidiaries (except Insignificant Subsidiaries that are not Eligible Subsidiaries) are corporations duly incorporated or partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, and have all corporate or partnership powers and all Material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted.
          SECTION 4.10 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          SECTION 4.11 Full Disclosure. The information set forth in the Information Documents was true and accurate in all Material respects on the date as of which such information was stated or certified, except that the Company makes no representation whatsoever (express or implied) with respect to any statements, estimates or projections with respect to the future performance of the Company and its Subsidiaries. All information hereafter furnished by the Company at any meeting to which all the Banks are invited or hereafter furnished in writing by the Company to the Administrative Agent or any Bank pursuant to or in connection with this Agreement will be true and accurate (in all respects that are material in relation to any Bank’s decision to take or refrain from taking any action requested by the Company or to exercise or refrain from exercising any remedy under Article VI hereof) on the date as of which such information is stated or certified, subject to the exception set forth in the preceding sentence. The Company has disclosed to the Banks in writing any and all facts which have a Material Adverse Effect (or with respect to which, in the Company’s good-faith opinion, a reasonable possibility exists that they may have a Material Adverse Effect).
          SECTION 4.12 Liens. On the date of this Agreement, the aggregate principal amount of Debt outstanding which is secured by Liens on assets of the Company or any Subsidiary does not exceed the sum of (a) $75,000,000 and (b) the Debt of Eaton Worldwide incurred and outstanding under that certain Term Loan Agreement dated as of June 15, 2007 among Eaton Worldwide, the banks party thereto, Citibank, N.A., as Administrative Agent and Citigroup Global Markets, Inc., as Sole Lead Arranger and Sole Book Manager, as amended.
          SECTION 4.13 Compliance with Laws. The Company and its Subsidiaries are in compliance in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA, Regulations T, U and X and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where it is not probable that the failure to comply therewith will result in a reduction of more than 25% of the Company’s Adjusted Consolidated Net Worth, as shown in its most recent financial statements furnished in accordance with Section 5.1(a) or 5.1(b).
          SECTION 4.14 Margin Regulations. Each of the Company and its Subsidiaries is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Loan will be used by any Borrower for any purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System and no proceeds of the Borrowings (including, without limitation, Borrowings used to refinance commercial paper) will be used directly or indirectly by any Borrower for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock. No portion of any Loan under this Agreement shall be used by any Borrower in violation of Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other Regulation of such Board, as in effect on the date or dates of such Loan and such use of proceeds.
ARTICLE V
COVENANTS
          The Company agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:
          SECTION 5.1 Information. The Company will deliver to each of the Banks (and, in the case of clause (i) below, the Administrative Agent):
          (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Company beginning with the fiscal year ending December 31, 2007, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;
          (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company beginning with the fiscal quarter ended March 31, 2008, a condensed consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related condensed consolidated statements of income for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter and the related condensed statement of cash flows for such quarter and such portion of the Company’s fiscal year and, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding periods in the Company’s previous fiscal year, all certified by the chief financial officer or the chief accounting officer of the Company (subject to normal year-end adjustments) as to fairness of presentation and consistency with the most recent audited financial statements referred to in Section 4.4(a) or 5.1(a), except for changes in accounting principles disclosed in such officer’s certificate and approved by the firm of independent public accountants which reported on such audited financial statements;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.7 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto (a “Compliance Certificate”);

          (d) within ten Domestic Business Days after any financial officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
          (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
          (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission; provided that if such filing is available on EDGAR, written notice of such filing (by email transmission or otherwise in accordance with Section 11.1 hereof) shall be sufficient to satisfy this clause (f);
          (g) if and when any member of the ERISA Group (i) gives or is required to give, with respect to any Plan which has Unfunded Liabilities, notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any such Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multi-Employer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of any withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multi-Employer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security to secure a liability, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and the action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; provided that the copies referred to in this subsection (g) shall be required to be delivered as a result of any event specified in clauses (i) through (vii) of this subsection (g) only if such event, together with all other such events within the previous twelve months, represents actual or potential liabilities of one or more members of the ERISA Group in an aggregate amount in excess of $10,000,000 and/or relates to a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000 (for which purpose each event specified in clauses (ii), (vi) and (vii) shall be deemed to represent an actual liability of a member of the ERISA Group in the amount set forth in the relevant notice);
          (h) promptly upon the chief financial officer, chief accounting officer or treasurer of the Company obtaining knowledge thereof, notice of any change in any rating by S&P or Moody’s of any outstanding senior unsecured long-term debt of the Company or any public announcement by S&P or Moody’s that such a rating is under review for possible downgrade;
          (i) promptly after any reduction in the aggregate amount of commercial paper issued to finance any Acquisition and with respect to which the Company has delivered a Commitment Reservation Notice, notice thereof and an update to such Commitment Reservation Notice of the resulting aggregate Reserved Commitment Amount in respect of such reduced aggregate amount of commercial paper;

          (j) promptly after any Revolving Facility Increase, notice thereof, which notice shall state the resulting Revolving Facility Amount; and
          (k) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.
          In addition, if any Bank requests financial statements of the Eligible Subsidiaries and states that it is required to obtain such financial statements by a law, rule or regulation applicable to it, or an interpretation thereof by a governmental authority, central bank or comparable agency charged with the administration thereof, or a request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, then, within 30 days after receiving such request or, if later, within 120 days after the end of the relevant fiscal year of the Company, the Company will deliver to such Bank financial statements of each Eligible Subsidiary, including a balance sheet and the related statements of income, shareholders’ equity (if such a statement exists) and cash flows for such fiscal year, certified by a financial officer of the Company to be the financial statements of such Eligible Subsidiary used by the Company as working papers in preparing the financial statements delivered pursuant to Section 5.1(a).
          SECTION 5.2 Payment of Obligations. The Company will pay and discharge, and will cause its Subsidiaries to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings or where the failure to pay and discharge them would not have a Material Adverse Effect. The Company and its Subsidiaries will maintain, on a consolidated basis, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
          SECTION 5.3 Maintenance of Property; Insurance.
          (a) The Company will, and will cause its Subsidiaries to, keep all property useful and necessary in their respective businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.
          (b) The Company and its Subsidiaries’ (except Insignificant Subsidiaries that are not Eligible Subsidiaries) will maintain (either in the name of the Company or in such Subsidiaries own names), with financially sound and responsible insurance companies (which may include so-called captive insurance companies), insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
          SECTION 5.4 Conduct of Business and Maintenance of Existence. The Company will continue, and will cause its Subsidiaries (except Insignificant Subsidiaries that are not Eligible Subsidiaries) to continue, to engage in the aerospace, automobile, truck, electrical, fluid power and hydraulics and other businesses in which they are engaged on the date hereof, and will preserve, renew and keep in full force and effect, and will cause its Subsidiaries (except Insignificant Subsidiaries that are not Eligible Subsidiaries) to preserve, renew and keep in full force and effect their respective corporate or partnership existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.4 shall prohibit (i) the merger of a Subsidiary into the Company or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in the case of a merger or consolidation of an Eligible Subsidiary with or into another Person, such Person shall (x) promptly execute and deliver to the Administrative Agent an Election to Participate and provide any applicable “know your customer” information required by any Bank or the Administrative Agent and (y) if any

Loans are outstanding to such Eligible Subsidiary, such Person shall have satisfied prior to (or contemporaneously with) such merger or consolidation the conditions set forth in Section 3.3, and in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the corporate or partnership existence of any Subsidiary if the Company in good faith determines that such termination is in the best interest of the Company and is not materially disadvantageous to the Banks and, prior to any such termination, all outstanding obligations of such Subsidiary to each Bank and the Administrative Agent under this Agreement shall have been satisfied, (iii) any sale, lease or transfer of assets or any sale of the stock of a Subsidiary which is otherwise permitted by Section 5.9 or (iv) the Company or any Subsidiary from entering into businesses in addition to those of the general type now conducted by the Company and its Subsidiaries.
          SECTION 5.5 Compliance with Laws. The Company will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA, Regulations T, U and X and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where it is not probable that the failure to comply therewith will result in a reduction of more than 25% of the Company’s Adjusted Consolidated Net Worth, as shown in its most recent financial statements furnished in accordance with Section 5.1(a) or 5.1(b).
          SECTION 5.6 Inspection of Property, Books and Records. The Company will keep, and will cause each Subsidiary to keep, books of record and account in which entries shall be made of dealings and transactions in relation to its business and activities, all to the extent required to permit its consolidated financial statements to be audited and reported on without qualification in accordance with GAAP. The Company will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit any of their respective properties (such representatives to be accompanied by an officer of the Company or his or her designee) and to discuss their respective affairs, finances and accounts with officers of the Company or their designees, all at such reasonable times and as often as may reasonably be desired. During any period in which (i) Level V Status exists or (ii) a Default exists, the Company will permit, and will cause each Subsidiary to permit, representatives of any Bank, at such Bank’s expense (except as provided in Section 11.3(a)(ii)), to inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (except to the extent covered by attorney-client or other privilege) and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided that, at the Company’s request, an officer of the Company or his or her designee may be present at any such discussion with independent public accountants.
          SECTION 5.7 Leverage Ratio. The ratio of Consolidated Debt to Consolidated Capitalization shall not exceed 0.60:1.00 on any day on which the Company’s outstanding senior unsecured long-term debt securities are rated lower than A- or an equivalent rating by S&P or lower than A3 or an equivalent rating by Moody’s.
          SECTION 5.8 Negative Pledge. After the date of this Agreement, the Company will not, and will not permit any Subsidiary to, create, assume or suffer to be created any Lien on any asset now owned or hereafter acquired by it, except:
          (a) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;
          (b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

          (c) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;
          (d) any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;
          (e) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.8, provided that such Debt is not increased and is not secured by any additional assets;
          (f) Liens arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not secure any single obligation (or any group of related obligations) in an amount exceeding $100,000,000; and
          (g) Liens not otherwise permitted by the foregoing clauses of this Section 5.8 securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Adjusted Consolidated Net Worth.
          SECTION 5.9 Consolidations, Mergers and Sales of Assets. The Company will not (i) consolidate with or merge into any other Person or (ii) sell, lease or otherwise transfer or permit any of its Subsidiaries to sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that nothing in this Section 5.9 shall prohibit the Company from consolidating with or merging into another Person if:
     (i) immediately after such consolidation or merger substantially all the shares of stock of the surviving company are owned by the former shareholders of the Company;
     (ii) immediately after such consolidation or merger the corporation into which the Company shall have been consolidated or merged shall not be in default in the performance or observance of any of the terms, covenants and conditions of this Agreement to be kept or performed by the Company;
     (iii) the corporation into which the Company shall have been consolidated or merged shall be a corporation organized under the laws of the United States or any State thereof;
     (iv) the due and punctual payment of the principal of (and premium, if any) and interest on all of the Loans according to their tenor and the due and punctual performance and observance of all the covenants and conditions of this Agreement to be performed or observed by the Company, shall be expressly assumed, pursuant to documentation in form and substance satisfactory to the Administrative Agent, and executed and delivered by the corporation into which the Company shall have been consolidated or merged;
     (v) immediately after such consolidation or merger the chief financial officer or chief accounting officer of the Company shall deliver to the Administrative Agent a certificate stating that as of the time immediately after the effective date of such consolidation or merger the covenants of the Company contained in this Section 5.9 have been complied with and the successor corporation is not in Default under the provisions of this Agreement; and
     (vi) immediately after such merger the Company shall have delivered to the Administrative Agent an opinion of counsel reasonably satisfactory to the Administrative Agent to the effect that the conditions set forth in this Section 5.9 have been met.

          SECTION 5.10 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrowers only to finance Acquisitions and to refinance at its maturity or rollover date commercial paper issued to finance Acquisitions, it being agreed that:
          (a) in the case of the Acquisition referred to in clause (i) of the definition of “Acquisition”, Loans to finance such Acquisition may be requested by the relevant Borrower to be made up to two Domestic Business Days prior to the date of consummation of such Acquisition; provided that, if such Acquisition fails to occur within two Domestic Business Days of the making of such Loans, the relevant Borrower will forthwith prepay such Loans in full together with accrued interest thereon and any other amounts payable by such Borrower in connection therewith (including, without limitation, any amounts owing under Section 2.14);
          (b) in the case of any Acquisition referred to in clauses (ii) and (iii) of the definition of “Acquisition”, (i) Loans to finance such Acquisition may be requested by the relevant Borrower to be made (x) up to five Domestic Business Days prior to the date of consummation of such Acquisition; provided that, if such Acquisition fails to occur within five Domestic Business Days of the making of such Loans, the relevant Borrower will forthwith prepay such Loans in full together with accrued interest thereon and any other amounts payable by such Borrower in connection therewith (including, without limitation, any amounts owing under Section 2.14) and (y) within five Domestic Business Days after the date of consummation of such Acquisition and (ii) the aggregate principal amount of Loans made to finance all Acquisitions of such kinds (and/or to refinance commercial paper issued to finance Acquisitions of such kinds) shall not exceed $750,000,000;
          (c) the proceeds of Loans may be applied directly to the payment of obligations relating to the consummation of any Acquisition or to refinance obligations (including commercial paper) incurred by the Company or any Eligible Subsidiary to finance any Acquisition (and any portion of the Commitments constituting a Reserved Commitment Amount may be used only to refinance the commercial paper backstopped by such Reserved Commitment Amount); and
          (d) prior to or contemporaneously with the consummation of any Acquisition referred to in clauses (i) or (ii) of the definition of “Acquisition” financed with the proceeds of Loans, or with the proceeds of commercial paper backstopped by any Reserved Commitment Amount, the Company shall certify in writing to the Administrative Agent that such Acquisition is being consummated substantially in accordance with the material terms of the related Acquisition Agreement previously delivered hereunder, that all material governmental and third party approvals necessary in connection with such Acquisition (including, without limitation, any shareholder approvals) have been obtained and are in full force and effect, and that all applicable waiting periods imposed by any governmental authority having jurisdiction over all or any material portion of such Acquisition have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose conditions adverse to the Company’s ability to perform its obligations under this Agreement, except to the extent that, prior to the expiration of such waiting period, the Company has received oral or written confirmation from the applicable governmental authority that such Acquisition has been approved.
ARTICLE VI
DEFAULTS
          SECTION 6.1 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
          (a) any principal of any Loan shall not be paid when due or any interest on any Loan, any fees or any other amount payable hereunder shall not be paid within five Domestic Business Days after the due date thereof;

          (b) (i) the Company shall fail to observe or perform any covenant contained in Section 5.7 or 5.8 for 30 days after a financial officer of the Company shall become aware of such failure, (ii) the Company shall fail to observe or perform any covenant contained in Section 5.9 or (iii) any Borrower shall fail to observe or perform any covenant contained in Section 5.10;
          (c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;
          (d) any representation, warranty, certification or statement made by any Borrower in this Agreement or by any Borrower in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect (in any respect that is material in relation to any Bank’s decision to take or refrain from taking any action requested by the Company or to exercise or refrain from exercising any remedy under this Article VI) when made or deemed made;
          (e) the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;
          (f) any event or condition shall occur which (i) results in the acceleration of the maturity of any Material Debt or (ii) any applicable grace period having expired, permits the holder of such Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; provided that this clause (f) shall not apply to any voluntary call or voluntary prepayment of any Material Debt by the Company or the relevant Subsidiary;
          (g) one or more of the Company and its Subsidiaries (except Insignificant Subsidiaries that are not Eligible Subsidiaries) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
          (h) an involuntary case or other proceeding shall be commenced against one or more of the Company and its Subsidiaries (except Insignificant Subsidiaries that are not Eligible Subsidiaries) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against one or more of the Company and its Subsidiaries (except Insignificant Subsidiaries that are not Eligible Subsidiaries) under the federal bankruptcy laws as now or hereafter in effect;
          (i) any member of the ERISA Group shall fail to pay when due (after taking into account any approved and granted payment date extensions) an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Section 4041(c) of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multi-Employer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;
          (j) a judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order is uninsured and shall continue unsatisfied and unstayed for a period of 30 days; or
          (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Company; or, during any period of 12 consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company;
          then, and in every such event, the Administrative Agent shall (i) if requested by the Majority Banks, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Majority Banks, by notice to the Company declare the Loans and the Notes (together with accrued interest thereon) and all other amounts payable hereunder to be, and the Loans and the Notes and all such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above, without any notice to any Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
          SECTION 6.2 Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE VII
THE ADMINISTRATIVE AGENT
          SECTION 7.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the Notes as are expressly delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
          SECTION 7.2 Administrative Agent and Affiliates. MSSF shall have the same rights and powers in its capacity as a Bank under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent. MSSF and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.
          SECTION 7.3 Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or Majority Banks, as expressly provided for herein), provided that the

Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law; and (iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its affiliates in any capacity.
          SECTION 7.4 Reliance by the Administrative Agent; Consultation with Experts; Delegation of Duties.
          (a) The Administrative Agent shall be entitled to rely upon and shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing, other electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine or to be signed by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan.
          (b) The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
          (c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent, and the Administrative Agent shall be responsible for all actions taken by each such sub-agent (but only to the extent that the Administrative Agent would have been responsible if such actions had been in fact taken by the Administrative Agent). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective affiliates, directors, officers, agents or employees. The exculpatory provisions of this Article shall apply to any such sub-agent and to the affiliates, directors, officers, agents or employees of the Administrative Agent and any sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
          SECTION 7.5 Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower or other terms or conditions set forth herein or in the Notes or the occurrence of any Default (specifically, the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Bank); (iii) the satisfaction of any condition specified in Article III, except confirmation of receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement (except with respect to the Administrative Agent in its capacity as such), the Notes or any other instrument or writing furnished in connection herewith, or (v) the contents of any certificate, report or other document delivered hereunder or in connection herewith.

          SECTION 7.6 Indemnification. The Banks agree to indemnify the Administrative Agent or any of its sub-agents (to the extent not reimbursed by the Borrowers) ratably in accordance with their respective Commitments (or, if the Commitments have been terminated or are no longer in effect, ratably in accordance with the aggregate principal amount of the Loans held by the Banks), for any and all liabilities, losses, damages, costs and expenses of any kind and nature whatsoever (including without limitation reasonable legal fees and expenses) that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Borrowers are obligated to pay under Section 11.3, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction. The obligations of the Banks hereunder are several and not joint, and the failure of any Bank to make any payment hereunder on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its payment hereunder.
          SECTION 7.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
          SECTION 7.8 Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right, after consultation with the Company, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 90 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000; provided that if the Administrative Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with the retiring Administrative Agent’s giving notice of such resignation and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the Notes and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article and Section 11.3 shall continue in effect and inure to the benefit of the retiring Administrative Agent and its sub-agents in respect of any actions taken or omitted to be taken by it while the retiring Administrative Agent was acting as Administrative Agent.
          SECTION 7.9 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than a failure to make a payment of principal of or interest on the Loans) unless the Administrative Agent has received notice from a Bank or the

Company specifying such Default and stating that such notice is a “Notice of Default”. The Administrative Agent shall (subject to Section 7.10) take such action with respect to such Default as shall be directed by the Required Banks, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks, the Required Banks or all of the Banks.
          SECTION 7.10 Failure to Act. Except for action expressly required of the Administrative Agent hereunder (subject to Section 7.3), the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 7.6 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
          SECTION 7.11 Arrangers, Etc. The Joint Lead Arrangers and Joint Book Managers and the Syndication Agent listed on the cover hereof, in their capacities as such, shall have no obligations, duties or liabilities whatsoever under this Agreement.
          SECTION 7.12 No Reliance on the Administrative Agent’s Customer Identification Program. Each Bank acknowledges and agrees that neither such Bank, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Bank’s, affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers or any of their Subsidiaries, any of their respective affiliates or agents, this Agreement or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.
          SECTION 7.13 USA Patriot Act. Each Bank or assignee or participant of a Bank that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.
ARTICLE VIII
CHANGE IN CIRCUMSTANCES
          SECTION 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If, on or prior to the first day of any Interest Period for any LIBOR Borrowing or EURIBOR Borrowing:
          (a) the Administrative Agent is advised by the Majority Banks that deposits in Dollars or Euros, as applicable (in each case, in the applicable amounts) are not being offered to such Banks in the relevant market for such principal amount and Interest Period; or
          (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the LIBO Rate or EURIBO Rate, as determined by the Administrative

Agent, will not adequately and fairly reflect the cost to such Banks of funding their LIBOR Loans or EURIBOR Loans for such Interest Period;
the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make LIBOR Loans or EURIBOR Loans, as applicable, shall be suspended. Unless the relevant Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any LIBOR Borrowing or EURIBOR Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such LIBOR Borrowing shall instead be made as an ABR Borrowing and such EURIBOR Borrowing shall instead be made as a Euro Reference Rate Borrowing.
          SECTION 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its LIBOR Lending Office or EURIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its LIBOR Lending Office or EURIBOR Lending Office) to make, maintain or fund its LIBOR Loans or EURIBOR Loans to any Borrower and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the relevant Borrower, whereupon until such Bank notifies the relevant Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of the relevant Bank to make LIBOR Loans or EURIBOR Loans, as applicable, to such Borrower shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.2, such Bank shall designate a different LIBOR Lending Office or EURIBOR Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding LIBOR Loans or EURIBOR Loans to the relevant Borrower to maturity and shall so specify in such notice, such Borrower shall immediately prepay in full the then outstanding principal amount of each such LIBOR Loan or EURIBOR Loan, together with accrued interest thereon. Concurrently with prepaying each such LIBOR Loan or EURIBOR Loan, such Borrower shall borrow an ABR Loan or a Euro Reference Rate Loan, as applicable, in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans or EURIBOR Loans of the other Banks), and such Bank shall make such ABR Loan or Euro Reference Rate Loan.
          SECTION 8.3 Increased Cost and Reduced Return.
          (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loan or EURIBOR Loan, any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIBOR Loans, its EURIBOR Loans, its Notes or its obligation to make LIBOR Loans or EURIBOR Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any LIBOR Loan or EURIBOR Loans to any Borrower, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy of such demand to be delivered to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.
          (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy of such demand to be delivered to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.
          (c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 8.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 8.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
          SECTION 8.4 Taxes.
          (a) Any and all payments by any Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address specified in or pursuant to Section 11.1, the original or a certified copy of a receipt evidencing payment thereof
          (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made by it hereunder or under any of its Notes or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

          (c) Each Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor, setting forth a complete explanation and calculation thereof. If any such indemnification is made, such Bank will, at the Company’s reasonable request and expense, contest such Taxes and Other Taxes in good faith; provided that such Bank shall not be required to continue any such contest if in the opinion of its counsel there is both (i) a reasonable doubt that such contest will be successful and (ii) a reasonable possibility that the continuation thereof will adversely affect the resolution of other tax issues affecting such Bank. If any such contest is successful, such Bank will remit to the relevant Borrower the amount recovered (but not more than the amount of the indemnification paid by such Borrower).
          (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by any Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Administrative Agent, the Company, and, as applicable, such requesting Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of U.S. withholding tax on payments of interest or certifying that the interest income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.4(a).
          (e) For any period with respect to which a Bank has failed to provide the Company, a requesting Borrower (if applicable), or the Administrative Agent with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the relevant Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
          (f) If any Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
          SECTION 8.5 Substituted Basis for Affected LIBOR Loans or EURIBOR Loans. If (i) the obligation of any Bank to make LIBOR Loans or EURIBOR Loans to any Borrower has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 from any Borrower with respect to its LIBOR Loans or EURIBOR Loans (or if any Bank shall incur any MCR Cost pursuant to Exhibit G) and such Borrower shall, by at least five London Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 8.5 shall apply to such Bank, then, unless and until such Bank notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
          (a) all Loans of such Bank to such Borrower which would otherwise be made by such Bank as LIBOR Loans or EURIBOR Loans shall be made instead as ABR Loans or Euro Reference

Rate Loans, as applicable (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans or EURIBOR Loans of the other Banks), and
          (b) after each of its LIBOR Loans or EURIBOR Loans to such Borrower has been repaid, all payments of principal which would otherwise be applied to repay such LIBOR Loans or EURIBOR Loans shall be applied to repay its ABR Loans or Euro Reference Rate Loans instead.
          SECTION 8.6 Substitution of Bank. If (i) the obligation of any Bank to make LIBOR Loans or EURIBOR Loans has been suspended pursuant to Section 8.2, (ii) any Bank has demanded compensation under Section 8.3 or 8.4 (or if any Bank shall incur any MCR Cost pursuant to Exhibit G), or (iii) if any Bank is a Defaulting Bank, the Company shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (“Substitute Banks”) (which may be one or more of the Banks) to purchase the Loans and assume the Commitment of such Bank (the “Exiting Bank”). The Exiting Bank shall, upon reasonable notice and payment to it of the purchase price agreed between it and the Substitute Bank or Banks (or, failing such agreement, a purchase price equal to the outstanding principal amount of its Loans and interest accrued thereon to but excluding the date of payment), assign all of its rights and obligations under this Agreement and the Notes (including its Commitment and the Loans made by it) to the Substitute Bank or Banks, and the Substitute Bank or Banks shall assume such rights and obligations, in accordance with Section 11.6. In connection with any such sale, the relevant Borrowers shall compensate the Exiting Bank for any funding losses as provided in Section 2.14 and the Company shall pay to the Exiting Bank its facility fee accrued to but excluding the date of such sale.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES
          Each Eligible Subsidiary shall, by signing and delivering its Election to Participate, represent and warrant as of the date thereof that:
          SECTION 9.1 Corporate or Partnership Existence and Power. It is a corporation duly incorporated or a partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is, and at the time of each borrowing by it hereunder will be, a Wholly-Owned Consolidated Subsidiary of the Company.
          SECTION 9.2 Corporate or Partnership and Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate, its Notes and each Acquisition Agreement (if any) to which it is a party and the performance by it of its obligations under this Agreement, its Notes and any such Acquisition Agreement are within its corporate or partnership powers, have been duly authorized by all necessary corporate or partnership action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or partnership agreement or bylaws, if any, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.
          SECTION 9.3 Binding Effect. This Agreement and each Acquisition Agreement (if any) to which it is a party constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary, in each case enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.
          SECTION 9.4 Taxes. Except as disclosed in its Election to Participate, there are no Taxes or Other Taxes imposed by any country or political subdivision thereof, or any taxing authority thereof or therein, in the nature of withholding or otherwise, which are imposed on any payment to be made by such Eligible Subsidiary pursuant to this Agreement or its Notes, or are imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or its Notes.
     SECTION 9.5 Not an Investment Company. It is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE X
GUARANTY
     SECTION 10.1 The Guaranty. The Company hereby irrevocably and unconditionally guarantees, as primary obligor and not as surety merely, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Loans to and each Note issued by any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of fees, indemnification obligations and other amounts payable by any Eligible Subsidiary under this Agreement, including, without limitation, all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy, insolvency or other similar proceeding with respect to any Eligible Subsidiary, whether or not such interest or expenses are allowed as a claim in such proceeding. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.
     SECTION 10.2 Guaranty Unconditional. The obligations of the Company under this Article X shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise;
     (ii) any modification or amendment of or supplement to this Agreement or any Note;
     (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any Note;
     (iv) any change in the corporate or partnership existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;
     (v) the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, the Administrative Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (vi) any illegality, invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit any Borrowing by any Eligible Subsidiary or the payment by any Eligible Subsidiary of the principal of or interest on the Loans or any other amount payable by it under this Agreement; or
     (vii) any other act or omission to act or delay of any kind by any Eligible Subsidiary, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of the Company’s obligations hereunder.

     SECTION 10.3 Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Company’s obligations under this Article X shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans of each Eligible Subsidiary and all other amounts payable by each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan made to any Eligible Subsidiary or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Eligible Subsidiary or otherwise, the Company’s obligations under this Article X with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     SECTION 10.4 Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.
     SECTION 10.5 Subrogation. The Company irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment pursuant to this Article X, to be subrogated to the rights of the payee against an Eligible Subsidiary with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of an Eligible Subsidiary in respect thereof.
     SECTION 10.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon the insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Banks.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Company or the Administrative Agent, at its address or facsimile transmission number set forth on the signature pages hereof, (x) in the case of any Eligible Subsidiary, at its address or facsimile transmission number set forth in its Election to Participate, (y) in the case of any Bank, at its address or facsimile transmission number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile transmission number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in or pursuant to this Section 11.1; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.
     SECTION 11.2 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     SECTION 11.3 Expenses; Indemnification; Waiver.
     (a) Costs and Expenses. The Company shall pay (i) all out-of-pocket expenses of the Administrative Agent, including, without limitation, reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation, syndication and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom and in connection with the enforcement of rights under this Section 11.3(a).
     (b) Indemnification by Borrowers. The Borrowers agree jointly and severally to indemnify the Administrative Agent and each Bank and each Joint Lead Arranger, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, claims, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any actual or prospective claim, investigation, or administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or the Notes or any agreement or instrument contemplated hereby or thereby, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) only, the administration of this Agreement and the Notes, or any actual or proposed use of proceeds of Loans hereunder, or the enforcement of rights under this Section 11.3(b); provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment, (ii) any breach by such Indemnitee of a contract between such Indemnitee and a third party, (iii) any misrepresentation by such Indemnitee to a third party, except to the extent that such misrepresentation is based on information supplied by the Company or any of its Subsidiaries, (iv) any claim by any Bank against the Administrative Agent or another Bank, or any claim by the Administrative Agent against any Bank, except to the extent that such claim is based on actions taken or not taken in reliance on information supplied or actions taken by the Company or any of its Subsidiaries or (v) any settlement of any investigative, administrative or judicial proceeding entered into without the consent of the Company, which consent will not be unreasonably withheld. At its own expense, each Borrower shall have the right to participate in (but not control) the defense of any action with respect to which it may have an indemnity obligation hereunder. The Borrowers shall not assert any claim against the Administrative Agent or any Bank, any of their respective affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or relating to this Agreement or the actual or proposed use of any Loan.
     SECTION 11.4 Set-Off; Sharing of Payments.
     (a) Without limiting any of the obligations of the Borrowers or the rights of the Banks hereunder, if any Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note, each Bank may, without prior notice to such Borrower (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and other obligations and liabilities at any time held or owing by such Bank or any of its Affiliates or any branch or agency thereof to or for the credit or account of such Borrower. Each Bank shall promptly provide notice of such set-off to such Borrower, provided that failure by such Bank to provide such notice shall not give any Borrower any cause of action or right to damages or affect the validity of such set-off and application.
     (b) If any Bank shall obtain from any Borrower payment of any principal of or interest on a Loan or payment of any other amount under this Agreement or any Note through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a percentage of the principal of or interest on such Loan or such other amounts then due hereunder by such Borrower to such Bank in excess of its pro rata share thereof, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
     (c) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower.
     SECTION 11.5 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and by the Required Banks and acknowledged by the Administrative Agent; provided, that no such amendment or waiver shall, unless signed by all the Banks (i) extend, increase (including reinstating a terminated or expired Commitment) or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder; provided, however, that only the consent of the Required Banks and the Company shall be necessary to amend the rate of interest described in Section 2.7(e), (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 11.5 or any other provision of this Agreement or (v) release the Company from any of its obligations as guarantor under Section 10.1; and provided further that no such amendment, waiver or modification shall, unless signed by an Eligible Subsidiary, (w) subject such Eligible Subsidiary to any additional obligation, (x) increase the principal of or rate of interest on any outstanding Loan of such Eligible Subsidiary, (y) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary or (z) change this proviso.
     Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to each Banks, affect the rights or duties of the Administrative Agent under this Agreement. Further notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the consent of such Bank.
     SECTION 11.6 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks, and (ii) no Bank may assign or transfer any of its rights under this Agreement except in accordance with the terms of this Section 11.6.
     (b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrowers and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 11.5 without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.14 and Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).
     (c) Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and each such Assignee shall assume such rights and obligations (or a proportionate part thereof), pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto (each, an “Assignment and Assumption”) executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Company (unless an Event of Default has occurred and is continuing) and the Administrative Agent (such consent in each case not to be unreasonably withheld); provided that (i) the amount assigned to each Assignee which was not theretofore a Bank shall be at least the greater of (a) $10,000,000 or a multiple of $1,000,000 in excess thereof and (b) an amount equal to 2% of the aggregate amount of the Commitments and (ii) if an Assignee is (x) an affiliate of such transferor Bank having a rating of BBB+ or higher, or Baa1 or higher, by any two of S&P, Moody’s and Duff and Phelps Credit Rating Company or (y) a Bank, no such consent shall be required but notice of such assignment shall be provided to the Company and the Administrative Agent. Upon execution and delivery of such instrument and payment by the Assignee to such transferor Bank of the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.
     (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
     (e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     (f) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 11.7 Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
     SECTION 11.8 Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the law of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     SECTION 11.9 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all other prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party). The Administrative Agent shall provide each Bank with prompt notice of the Effective Date.
     SECTION 11.10 Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the Obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 11.10 or (2) becomes available to the Administrative Agent or any Bank on a nonconfidential basis from a source other than the Company. For the purposes of this Section 11.10, “Information” means all information received from the Company relating to the Company and its Subsidiaries or their business, other than any such information that is available to the

Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision herein, each party hereto (and each party’s employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     SECTION 11.11 Severability. In case any provision in this Agreement or in any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 11.12 Survival. The obligations of the Borrowers under Sections 2.14, 2.16, 2.17, 2.18(a), 2.19(b)(ii), 8.3(a), 8.3(b), 8.4, 8.6 and 11.3, and the obligations of the Banks under Section 7.6, shall survive the repayment of the Loans and the termination of the Commitments (provided that any such obligation shall not survive for more than one year after the later of such events) and, in the case of any Bank that may assign any interest in its Commitment or Loans, shall survive the making of such assignment, notwithstanding that such assigning Bank may cease to be a “Bank” hereunder, and shall survive the resignation or removal of the Administrative Agent. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Loan, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.
     SECTION 11.13 Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     SECTION 11.14 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     SECTION 11.15 No Fiduciary Relationship. The Borrowers acknowledge that neither any Bank nor the Administrative Agent has any fiduciary relationship with, or fiduciary duty to, the Borrowers arising out of or in connection with this Agreement or the Notes, and the relationship between the Administrative Agent and the Banks, on the one hand, and the Borrowers, on the other, in connection herewith or therewith is solely that of debtor and creditor. This Agreement does not create a joint venture among the parties.
     SECTION 11.16 USA Patriot Act Notification. Each Bank subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Bank to identify the Borrowers in accordance with the USA Patriot Act.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EATON CORPORATION

By:	/s/ Richard H. Fearon

Name: Richard H. Fearon
Title: Executive Vice President — Chief Financial and
Planning Officer

By:	/s/ Ken D. Semelsberger

Name: Ken D. Semelsberger
Title: Vice President — Corporate Development and
Treasury

Eaton Center
Cleveland, Ohio 44114-2584
Telephone Number: 216.523.4640
Facsimile Number: 216.523.4787

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Anish Shah

Name: Title:	Anish Shah Vice President

Administrative Agent’s Office :

Morgan Stanley Senior Funding, Inc.
Loan Documentation and Operations
1 Pierrepont Plaza, 7th Floor
Brooklyn NY, 11201
Attn: Michael Gavin
Telephone: 718-754-4041
Facsimile: 718-233-2132
michael.a.gavin@morganstanley.com

COMMITMENTS	BANKS

$934,000,000	MORGAN STANLEY BANK

	By	/s/ Anish Shah

	Name:	Anish Shah
	Title:	Authorized Signatory

$883,000,000	CITIBANK, N.A.

	By	/s/ Kevin A. Ege

	Name:	Kevin A. Ege

$883,000,000	JPMORGAN CHASE BANK, N.A.

	By	/s/ Randolph Cates

	Name:	Randolph Cates
	Title:	Executive Director

$150,000,000	BANK OF AMERICA, N.A.

	By	/s/ Jeffrey A. Armitage

	Name:	Jeffrey A. Armitage
	Title:	Senior Vice President

$150,000,000	KEYBANK N.A.

	By	/s/ Thomas J. Purcell

	Name:	Thomas J. Purcell
	Title:	Senior Vice President

TOTAL COMMITMENTS
$3,000,000,000

EXHIBIT A
FORM OF ELECTION TO PARTICIPATE
__________, ___
MORGAN STANLEY SENIOR FUNDING,
INC., as Administrative Agent for the Banks
under the Revolving Credit Agreement dated as
of January 25, 2008 (as amended from time to
time, the “Credit Agreement”) among Eaton
Corporation, the Banks and the Administrative
Agent
Dear Sirs:
          Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement have for the purposes hereof the meaning provided therein.
          The undersigned, [name of Eligible Subsidiary], a [corporation][partnership] organized under the laws of [jurisdiction of incorporation or organization], elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered to the Administrative Agent on behalf of the Company with respect to the undersigned in accordance with the Credit Agreement.
          The undersigned confirms that the representations and warranties set forth in Articles IV and IX of the Credit Agreement are true and correct as to the undersigned as of the date hereof. The undersigned agrees to perform all the obligations of an Eligible Subsidiary and a Borrower under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Sections 11.3(b) and 11.8 thereof, as if the undersigned were a signatory party thereto.
          [Tax disclosure pursuant to Section 9.4]
          The address to which all notices to the undersigned under the Credit Agreement should be directed is:                                          and the address where the undersigned is located is                                                             . The tax identification number of the undersigned is:                                         . This instrument shall be construed in accordance with and governed by the law of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By

Name:
Title:
Form of Election to Participate

The undersigned confirms that [name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.

EATON CORPORATION

By

Name:
Title:
Receipt of the above Election to Participate is acknowledged on and as of the date set forth above.

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By

Name: Title:
Form of Election to Participate

EXHIBIT B
FORM OF ELECTION TO TERMINATE
__________, ___
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent for the
Banks under the Revolving Credit
Agreement dated as of January 25, 2008
(as amended from time to time, the “Credit
Agreement”) among Eaton Corporation, the
Banks and the Administrative Agent
Dear Sirs:
          Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement have for the purposes hereof the meaning provided therein.
          The undersigned, Eaton Corporation, an Ohio corporation, elects to terminate the status of [name of Eligible Subsidiary], a [corporation][partnership] organized under the laws of [jurisdiction of incorporation or organization] (the “Designated Subsidiary”), as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned represents and warrants that all principal and interest on all Notes of the Designated Subsidiary and all other amounts payable by such Designated Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the Designated Subsidiary under the Credit Agreement or under any of its Notes heretofore incurred.
          This instrument shall be construed in accordance with and governed by the law of the State of New York.

Very truly yours,

EATON CORPORATION

By

Name:
Title:
          Receipt of the above Election to Terminate is hereby acknowledged on and as of the date set forth above.

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By

Name:
Title:
Form of Election to Terminate

EXHIBIT C
THE TRANSFER OR ASSIGNMENT OF THIS NOTE IS SUBJECT TO THE RESTRICTIONS CONTAINED IN THE CREDIT AGREEMENT REFERRED TO BELOW, INCLUDING (WITH CERTAIN EXCEPTIONS) THE PRIOR CONSENT OF EATON CORPORATION.
NOTE
_________ __, ______
          For value received, [name of Borrower], a [jurisdiction of incorporation or organization] [corporation] [partnership] (the “Borrower”), promises to pay to the order of                                          (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the Termination Date. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11210.
          All Loans made to the Borrower by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
          This note is one of the Notes referred to in the Revolving Credit Agreement dated as of January 25, 2008, among Eaton Corporation, the lending institutions party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.
          [The payment in full of the principal of and interest on this note has been unconditionally guaranteed by Eaton Corporation, pursuant to the provisions of the Credit Agreement.]*

[NAME OF BORROWER]

By

Name:
Title:

* To be deleted in case of Notes executed and delivered by the Company.
Form of Note

Note (cont’d)
LOANS AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Type of	Principal	Maturity	Notation
Date	Loan	Loan	Repaid	Date	Made By

Form of Note

EXHIBIT D
FORM OF OPINION OF THOMPSON HINE LLP
January                     , 2008
To the Banks and the Administrative Agent
                     Referred to Below
c/o Morgan Stanley Senior Funding, Inc.
1 Pierrepont Plaza, 7th Floor
Brooklyn, New York 11210
Ladies and Gentlemen:
We have acted as counsel to Eaton Corporation, an Ohio corporation (the “Company”), in connection with the execution and delivery of the Revolving Credit Agreement, dated as of January                     , 2008, by and among the Company, the banks listed therein, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Managers and Citibank, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents (the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being issued to you pursuant to Section 3.1(b) of the Credit Agreement.
In rendering the opinions set forth below, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein including, without limitation, the following: (a) the Credit Agreement, (b) the Notes, (c) other documents and certificates delivered in connection with the closing of the Credit Agreement or relating to the transactions contemplated by the Credit Agreement, (c) a certificate of officers of the Company as to certain factual matters and (d) such other public and corporate documents and records as we deemed necessary or appropriate for this opinion.
In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or electronic copies, the authenticity of the originals of such copies, the due authorization, execution, acknowledgment and delivery by all parties thereto (other than by the Company) of the Credit Agreement and all other documents examined by us and that the Credit Agreement and such other documents examined by us constitute legal, valid and binding obligations of each of the parties thereto (other than the Company). As to questions of fact not independently verified by us, we have relied, to the extent we deemed appropriate, upon the representations and warranties of the Company set forth in the Credit Agreement and on the matters set forth in certificates of officers of the Company, public officials and other appropriate persons.
Based upon the foregoing, but subject to the assumptions and qualifications hereinafter set forth, it is our opinion that, as of the date of this letter:
          1. The Company (a) is a corporation validly existing and in good standing under the laws of the State of Ohio, (b) has the requisite corporate power and authority to conduct the business that, to our knowledge, is now being conducted by the Company, to execute and deliver the Credit Agreement and the Notes and to incur Debt and perform all of its obligations under the Credit Agreement and the Notes, and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Form of Opinion of Counsel to the Company

          2. The execution and delivery by the Company of, and the Company’s incurrence of Debt and performance of its obligations under, the Credit Agreement and the Notes have been duly authorized by all necessary corporate action by the Company.
          3. The Credit Agreement and the Notes have been duly executed and delivered by the Company, and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
          4. The execution and delivery by the Company of the Credit Agreement and the Notes, and the Company’s incurrence of Debt and performance of its obligations under the Credit Agreement and the Notes will not (a) violate any provision of any (i) law, statute, rule or regulation applicable to the Company or (ii)  any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator known to us (without having conducted searches of any court dockets) presently in effect having applicability to the Company, (b) violate or contravene any provision of the articles of incorporation or code of regulations of the Company, (c) result in a breach of or constitute a default under any of the agreements listed on Schedule I attached hereto (the “Specified Agreements”) or result in the creation of any Lien thereunder (there being, to our knowledge, no other material agreements, indentures, leases or instruments to which the Company is a party) or (d) give rise to a right under any of the Specified Agreements to require any payment to be made by the Company or any of its Subsidiaries.
          5. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Company to authorize, or is required in connection with the execution and delivery of, the Company’s incurrence of Debt and performance of its obligations under, or the legality, validity, binding effect or enforceability of, the Credit Agreement and the Notes.
          6. To the best of our knowledge (without having conducted searches of any court dockets), there is no action, suit or proceeding pending or threatened against or affecting the Company, or the Company’s properties, before or by any court, governmental authority or arbitrator which challenges the legality, validity or enforceability of the Credit Agreement.
          7. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          The opinions set forth herein are subject to the following assumptions and qualifications:
          a. The opinions expressed herein are subject to (i) the effect of any federal and other applicable bankruptcy, reorganization, liquidation, insolvency, arrangement, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws relating to or generally affecting the rights of creditors, and the law of guaranty and suretyship, (ii) the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or by a court of equity) and (iii) the exercise by the Agent and the Banks of their rights, remedies and discretion in conformity with applicable requirements of good faith, fair dealing and commercial reasonableness.
          b. We express no opinion as to the validity or enforceability of any provision of the Credit Agreement or the Notes which (i) permits the Agent or the Banks to increase the rate of interest or to collect a late charge in the event of delinquency or default to the extent such interest rate increase or late charge would violate usury laws or be considered a penalty; (ii) purports to be a waiver by the Company of any right or benefit, except to the extent permitted by applicable law; or (iii) purports to require that waivers be in writing.
Form of Opinion of Counsel to the Company

          c. In basing the opinions and other matters set forth herein on “our knowledge”, the words “our knowledge” signify that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company, as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the documents, certificates, reports and information on which we have relied are not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no independent investigation or verification of such matters. The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have recently worked on matters on behalf of the Company.
          d. We are members of the Bars of the State of Ohio and the State of New York and we do not hold ourselves out as being conversant with, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Ohio, the State of New York or the federal laws of the United States of America.
          e. We express no opinion as to (i) the application or requirements of the state or federal securities (other than the Investment Company Act of 1940, as amended, and the margin regulations of the Board of Governors of the Federal Reseve System), patent, trademark, copyright, antitrust, environmental, employee benefit or tax laws in respect of the transactions contemplated by or referred to in the Credit Agreement or (ii) in regard to the opinion set forth in paragraph 5, the Company’s securing orders, consents, approvals, licenses and/or authorizations or making filings, recordings and registrations with, or obtaining exemption by, any governmental or public body required to conduct its businesses.
This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of their successors and assigns and may be relied on by such persons solely in connection with the above transaction and this opinion may not be relied on by any other person for any purpose without our prior written consent. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated. We assume no obligation to revise or supplement this opinion in the event of any amendment, supplement or other modification of the Credit Agreement or the Notes, or if the present law of the State of Ohio, the State of New York or the United States of America is changed by legislative action, judicial decision or otherwise.
Very truly yours,
THOMPSON HINE LLP
[DJN;kdb;rgd]
11347213.5
Form of Opinion of Counsel to the Company

Schedule I
Specified Agreements
1. Indenture dated as of April 1, 1994 between Eaton Corporation and Chemical Bank, together with Securities as therein defined and issued thereunder.
2. $500,000,000 Revolving Credit Agreement dated as of September 1, 2006 among Eaton Corporation, the banks listed therein and Bank of America, N.A., as Administrative Agent.
3. $281,000,000 Term Loan Agreement dated as of June 15, 2007 among Eaton Worldwide LLC, the banks listed therein and Citibank, N.A., as Administrative Agent.
4. $700,000,000 Revolving Credit Agreement dated as of March 31, 2005 among Eaton Corporation, the banks listed therein and KeyBank National Association, as Administrative Agent.
5. $250,000,000 Revolving Credit Agreement dated as of May 29, 2003 among Eaton Corporation, the banks listed therein and Citicorp USA, Inc., as Administrative Agent.
6. $50,000,000 Revolving Credit Agreement dated as of March 5, 2004 between Eaton Corporation and UBS Loan Finance LLC.
Form of Opinion of Counsel to the Company

EXHIBIT E
OPINION OF COUNSEL FOR THE BORROWER
(BORROWINGS BY ELIGIBLE SUBSIDIARIES)

[Dated as provided in Section 3.3 of the Credit Agreement]
To the Banks and the Administrative
                     Agent Referred to Below
c/o Morgan Stanley Senior Funding, Inc.
1 Pierrepont Plaza, 7th Floor
Brooklyn, NY 11210
Dear Sirs:
          I am counsel to [name of Eligible Subsidiary], a [corporation] [partnership] organized under the laws of [jurisdiction of incorporation or organization] (the “Borrower”), and give this opinion pursuant to Section 3.3(a) of the Revolving Credit Agreement dated as of January 25, 2008 (the “Credit Agreement”) among Eaton Corporation (the “Company”), the lending institutions party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.
          I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate [and partnership] records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.
          Upon the basis of the foregoing, I am of the opinion that:
          1. The Borrower is a [corporation duly incorporated] [partnership duly organized], validly existing and in good standing under the laws of [Jurisdiction of incorporation or organization], and is a Wholly-Owned Consolidated Subsidiary of the Company.
          2. The execution and delivery by the Borrower of its Election to Participate and its Notes and the performance by the Borrower of its obligations under the Credit Agreement and its Notes are (a) within the Borrower’s [corporate] [partnership] powers, (b) have been duly authorized by all necessary [corporate] [partnership] action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, (d) will not contravene, or constitute a default under, any provision of applicable law or regulation or of the [certificate of incorporation] [partnership agreement] [or by-laws] of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or the Borrower, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.
          3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.
          4. Except as disclosed in the Borrower’s Election to Participate, there are no Taxes or Other Taxes imposed by [jurisdiction of incorporation or organization and, if different, principal place
Form of Opinion of Counsel for the Borrower
(Borrowings by Eligible Subsidiaries)

of business], or any taxing authority thereof or therein, in the nature of withholding or otherwise, which are imposed on any payment to be made by the Borrower pursuant to the Credit Agreement or the Notes, or are imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or its Notes.
          5. [For foreign Borrower: Pari passu ranking; loan documents in proper legal form for enforcement in applicable jurisdiction, and foreign judgment will be given conclusive effect by applicable courts; all formalities for enforceability in applicable jurisdiction have been accomplished; Administrative Agent and Banks will not be deemed to be domiciled or residents or carrying on business in applicable jurisdiction by virtue of the Loans or enforcing documents; choice of law will be effective; Borrower’s submission to New York jurisdiction is valid and binding; and Administrative Agent nor Banks need to be licensed, qualified or otherwise entitled to carry on business in applicable jurisdiction in order to enforce rights under the documents.]

Very truly yours,
Form of Opinion of Counsel for the Borrower
(Borrowings by Eligible Subsidiaries)

EXHIBIT F
ASSIGNMENT AND ASSUMPTION AGREEMENT
          AGREEMENT dated as of                     , ___, among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), EATON CORPORATION (the “Company”) and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (the “Agent”).
W I T N E S S E T H
          WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Revolving Credit Agreement dated as of January 25, 2008 among the Company, the Assignor and the other Banks party thereto, as Banks, and the Administrative Agent (the “Credit Agreement”);
          WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Company and its Eligible Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $                    ;
          WHEREAS, Loans made to the Company and its Eligible Subsidiaries by the Assignor under the Credit Agreement in the aggregate principal amount of $                     are outstanding at the date hereof; and
          WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of each of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
          SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.
          SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.
          SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount
Form of assignment and assumption

heretofore agreed between them.* It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
          SECTION 4. Consent of the Company and the Administrative Agent. This Agreement is conditioned upon the consent of the Company (unless and Event of Default has occurred and is continuing) and the Administrative Agent pursuant to Section 11.6(c) of the Credit Agreement. The execution of this Agreement by the Company, if required, and the Administrative Agent is evidence of this consent.
          SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Borrower, or the validity and enforceability of the obligations of any Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.
          SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
          SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any facility fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.
Form of Opinion of Counsel for the Borrower
(Borrowings by Eligible Subsidiaries)

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By
Title:

[ASSIGNEE]
By
Title:

EATON CORPORATION
By
Title:

By
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent
By
Title:

Form of Opinion of Counsel for the Borrower
(Borrowings by Eligible Subsidiaries)

EXHIBIT G
MCR Cost
Calculation of Mandatory Cost Rate
          1. The MCR Cost is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
          2. On the first day of each Interest Period for any Loan denominated in Euros (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank participating in such Loan, in accordance with the paragraphs set out below. The MCR Cost will be calculated by the Administrative Agent as a weighted average of such Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Bank in the relevant Loan) and will be expressed as a percentage rate per annum rounded upwards, if necessary, to four decimal places.
          3. The Additional Cost Rate for any Bank lending from a specific lending office in a Participating Member State will be the percentage notified by that Bank to the Administrative Agent. This percentage will be certified by that Bank in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.
          4. The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to a Loan made in Euros:

E x 0.01	percent per annum.
300
          Where:
E	is designed to compensate the Banks for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks (as defined in this Exhibit) to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Exhibit G:

(a)	“Fees Rules” means the rules on periodic fees contained in the Supervision Manual of the Financial Services Authority or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(b)	“Financial Services Authority” means the body corporate known by that name that has the functions conferred on it by or under the Financial Services and Markets Act 2000 or any successor entity.
Form of assignment and assumption

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(d)	“Reference Banks” means, collectively, the principal London offices of Citibank, N.A. and JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Company.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
          6. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.
          7. Each Bank shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:
          (a) the jurisdiction of its applicable lending office; and
          (b) any other information that the Administrative Agent may reasonably require for such purpose.
          Each Bank shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
          8. The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Bank notifies the Administrative Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.
          9. The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.
          10. The Administrative Agent shall distribute the additional amounts received as a result of the MCR Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.
          11. Any determination by the Administrative Agent pursuant to this Exhibit G in relation to a formula, the MCR Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.
          12. The Administrative Agent may from time to time, after consultation with the Company and the Banks, determine in its reasonable judgment and provide notice to the Company and
Form of Opinion of Counsel for the Borrower
(Borrowings by Eligible Subsidiaries)

the Banks of any amendments which are required to be made to this Exhibit G in order to comply with any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.
Form of Opinion of Counsel for the Borrower
(Borrowings by Eligible Subsidiaries)